Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 29, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Second Quarter 2019 Net Income of $96 million

2019 Second Quarter Summary Financial Results

•	Net income totaled $96 million, a decrease of $33 million from the same period last year.

•	Net interest income totaled $147 million, a decrease of $20 million from the same period last year.

•	Balance sheet changes from December 31, 2018 were:

◦	Assets totaled $149.5 billion, an increase of $3.0 billion.

◦	Advances totaled $101.3 billion, a decrease of $5.0 billion.

◦	Investments totaled $39.1 billion, an increase of $7.4 billion.

◦	Capital totaled $7.5 billion, a slight decrease from December 31, 2018.

◦	Retained earnings totaled $2.1 billion, a slight increase from December 31, 2018.

◦	Regulatory capital ratio was 5.10 percent, a decrease from 5.27 percent.

Second Quarter 2019 Business Highlights

•	Advances of $101.3 billion were outstanding to 748 members, housing associates, and former members, of which 60 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $8.3 billion were outstanding of which $674 million were purchased from 159 members during the second quarter.

•	Mortgage loans of $246 million were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra, MPF Direct, and MPF Government MBS.

•	Letters of credit of $9.5 billion were outstanding.

•	The Bank paid $71 million of cash dividends at an effective combined annualized dividend rate of 5.25 percent during the second quarter.

•	The Bank accrued $11 million during the quarter for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Net Income - For the three and six months ended June 30, 2019, the Bank recorded net income of $96 million and $208 million compared to $129 million and $247 million for the same periods in 2018. The decline in the Bank’s net income was primarily driven by a decrease in net interest income and an increase in other expense. Net income was also impacted by a decrease in other income.

Net Interest Income - The Bank’s net interest income decreased to $147 million and $306 million for the three and six months ended June 30, 2019 compared to $167 million and $324 million for the same periods last year. The decline during the three months ended June 30, 2019 was primarily due to a decrease in net interest margin and a decline in average advance volumes. The decline during the six months ended June 30, 2019 was primarily due to a decline in average advance volumes and lower advance and investment prepayment fee income. The Bank’s net interest margin was 0.40 percent and 0.42 percent during the three and six months ended June 30, 2019 compared to 0.44 percent and 0.43 percent for the same periods in 2018. The decrease in net interest margin was primarily attributable to lower asset liability spreads due to the Bank’s interest-earning assets repricing to lower interest rates at a quicker pace than the Bank’s interest-bearing liabilities during the second quarter of 2019.

Other Income (Loss) - The Bank recorded net gains of $3 million and $8 million in other income (loss) for the three and six months ended June 30, 2019 compared to net gains of $8 million and $16 million for the same periods last year. Other income (loss) was primarily impacted by net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, offset in part by an increase in other, net.

Other Expense - Other expense totaled $43 million and $82 million for the three and six months ended June 30, 2019, compared to $32 million and $65 million for the same periods last year, primarily due to increased professional fees and other operating expenses.

Assets - The Bank’s total assets increased to $149.5 billion at June 30, 2019, from $146.5 billion at December 31, 2018, driven by an increase in investments, partially offset by a decrease in advances. Investments increased by $7.4 billion from December 31, 2018 primarily due to an increase in money market investments as a result of increased liquidity holdings during the first half of 2019. Advances at June 30, 2019 decreased by $5.0 billion from advances at December 31, 2018 due primarily to a decrease in borrowings by large depository institution and captive insurance company members.

Liabilities - The Bank’s total liabilities increased to $142.0 billion at June 30, 2019, from $139.0 billion at December 31, 2018, primarily driven by an increase in the amount of consolidated obligations needed to fund our assets.

Capital - Total capital decreased slightly to $7.5 billion at June 30, 2019 from December 31, 2018, primarily due to a decrease in capital stock resulting from a decrease in member activity. The Bank’s regulatory capital ratio decreased to 5.10 percent at June 30, 2019, from 5.27 percent at December 31, 2018 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the second quarter of 2019 are approximate until the Bank announces unaudited financial results in its Second Quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC), expected to be available at www.fhlbdm.com and www.sec.gov on or before August 14, 2019.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	June 30,	December 31,
Statements of Condition (dollars in millions)	2019	2018
Cash and due from banks	$218	$119
Investments	39,140	31,777
Advances	101,288	106,323
Mortgage loans held for portfolio, net	8,324	7,835
Total assets	149,474	146,515
Consolidated obligations	140,157	136,651
Mandatorily redeemable capital stock	203	255
Total liabilities	141,997	138,967
Capital stock - Class B putable	5,304	5,414
Retained earnings	2,120	2,050
Accumulated other comprehensive income (loss)	53	84
Total capital	7,477	7,548
Total regulatory capital[1]	7,627	7,719
Regulatory capital ratio	5.10%	5.27%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2019	2018	2019	2018
Net interest income	$147	$167	$306	$324
Other income (loss):
Net gains (losses) on trading securities	18	(8)	28	(24)
Net gains (losses) on derivatives and hedging activities	(21)	14	(33)	34
Other, net	6	2	13	6
Total other income (loss)	3	8	8	16
Total other expense	43	32	82	65
Net income before assessments	107	143	232	275
Affordable Housing Program assessments	11	14	24	28
Net income	$96	$129	$208	$247
Performance Ratios
Net interest spread	0.27%	0.34%	0.29%	0.35%
Net interest margin	0.40	0.44	0.42	0.43
Return on average equity	5.13	6.83	5.64	6.70
Return on average capital stock	7.23	9.46	7.95	9.26
Return on average assets	0.26	0.34	0.29	0.33

The selected financial data above is approximate until the Bank announces unaudited financial results in its Second Quarter 2019 Form 10-Q with the SEC expected to be filed on or about August 14, 2019.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.